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                                                                     EXHIBIT 4.1

                                 AMENDMENT NO. 4
                                     TO THE
                               REDEEMABLE CLASS A
                                WARRANT AGREEMENT


         This Amendment No. 4 to the Warrant Agreement is dated as of September 11, 2002 by and between Hypertension Diagnostics, Inc., a Minnesota corporation (the "Company"), and Mellon Investor Services LLC (the "Warrant Agent").

         A. The Company and U.S. Bank, N.A. (formerly known as Firstar Bank, N.A., formerly known as Firstar Trust Company) have entered into that certain Warrant Agreement dated as of July 23, 1998 (as from time to time heretofore or hereafter amended, the "Class A Warrant Agreement") which governs the rights and obligations of the Company and the Warrant Agent with respect to up to 2,587,500 Redeemable Class A Warrants (each, a "Class A Warrant").

         B. The Class A Warrant Agreement was amended by: (a) an Amendment No. 1 to Class A Warrant Agreement dated as of January 23, 2001 pursuant to which
Section 2.1 of the Class A Warrant Agreement was amended to reduce the exercise price of the Warrants from $5.50 per share of Common Stock issuable upon exercise of the Warrant to $5.15 per share of Common Stock issuable upon exercise of the Warrant; (b) an Amendment No. 2 to Class A Warrant Agreement dated as of June 6, 2002 pursuant to which Section 2.1 of the Class A Warrant Agreement was amended to reduce the exercise price of the Warrants from $5.15 per share of Common Stock issuable upon exercise of the Warrant to $1.80 per share of Common Stock issuable upon exercise of the Warrant and to extend the expiration date of the Class A Warrant to August 7, 2002; and (c) an Amendment No. 3 to the Class A Warrant Agreement pursuant to which the exercise price of the Warrants was reduced from $1.80 per share of Common Stock issuable upon exercise of the Warrant to $1.25 per share of Common Stock issuable upon exercise of the Warrant and the expiration date of the Class A Warrant was extended to September 17, 2002.

         C. The Company desires to extend the expiration date of the Class A Warrant set forth in Section 2.1 of the Class A Warrant Agreement from September 17, 2002 to October 22, 2002.

         D. The parties desire to set forth their mutual understanding in this Amendment No. 4 to the Class A Warrant Agreement.

         NOW, THEREFORE, in connection with and in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company and the Warrant Agent hereby agree as follows:

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         1. Capitalized terms used but not otherwise defined herein shall have the same meanings as in the Class A Warrant Agreement.

         2. The parties acknowledge that U.S. Bank, N.A. (formerly known as Firstar Bank, N.A., formerly known as Firstar Trust Company), which heretofore served as Warrant Agent, has resigned as Warrant Agent. The Company hereby appoints Mellon Investor Services LLC as Warrant Agent, and Mellon Investor Services LLC hereby accepts such appointment.

         3. Section 2.1 of the Class A Warrant Agreement is hereby amended to read in its entirety as follows:

                  Section 2.1 Exercise. Any or all of the Warrants represented by each Warrant Certificate may be exercised by the holder thereof on or before 5:00 p.m., Central Time, on October 22, 2002, unless extended by the Company, by surrender of the Warrant Certificate with the Purchase Form, which is printed on the reverse thereof (or a reasonable facsimile thereof) duly executed by such holder, to the Warrant Agent at its principal office accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in an amount equal to the product of the number of shares of Common Stock issuable upon exercise of the Warrant represented by such Warrant Certificate, as adjusted pursuant to the provisions of Article III hereof, multiplied by the exercise price of $1.25, as adjusted pursuant to the provisions of Article III hereof (such price as so adjusted from time to time being herein called the "Exercise Price"), and such holder shall be entitled to receive such number of fully paid and nonassessable shares of Common Stock, as so adjusted, at the time of such exercise.

         4. The amendment to Section 2.1 as described in Paragraph 3 of this Amendment No. 4 to the Class A Warrant Agreement shall take effect as of the date hereof and continue until the expiration of the Warrant on October 22, 2002, unless this expiration date shall be extended by the Company. The Company shall not extend such expiration date without the Warrant Agent's prior written consent, in its sole discretion. Any purported extension without such consent of the Warrant Agent shall be null and void.

         5. Except as expressly set forth in this Amendment No. 4, all terms of the Class A Warrant Agreement shall remain in full force and effect until such time as they may be amended in writing by the parties.

         6. Notwithstanding anything in the Class A Warrant Agreement or this Amendment No. 4 to the contrary:

                  (a) the Company shall indemnify the Warrant Agent for, and hold it harmless against, any loss, liability, claim or expense ("Loss") arising out of or in connection with its duties under the Class A Warrant Agreement or this Amendment No. 4 or its appointment as Warrant Agent, including the costs and expenses of defending itself against any Loss or enforcing the Class A Warrant Agreement or this Amendment, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of the Warrant Agent's gross negligence or intentional misconduct.



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                  (b) in the absence of gross negligence or intentional
misconduct on its part, the Warrant Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under the Class A Warrant Agreement or this Amendment No. 4. In no event will the Warrant Agent by liable for special, indirect, incidental, consequential or punitive loss or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such damages. Any liability of the Warrant Agent will be limited in the aggregate to an amount equal to the annual fee to be paid by the Company to the Warrant Agent in connection with its appointment as Warrant Agent.

         7. This Amendment No. 4 to the Class A Warrant Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota, provided that the rights and obligations of the Warrant Agent shall be enforced in accordance with and governed by the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 to the Class A Warrant Agreement as of the day and year first above written.


                                        HYPERTENSION DIAGNOSTICS, INC.


                                        By: /s/ Greg H. Guettler
                                            ------------------------------------
                                            Greg H. Guettler
                                            Its:  President

                                        MELLON INVESTOR SERVICES LLC


                                        By: /s/  Kenneth Franke
                                            ------------------------------------
                                            Kenneth Franke
                                            Its:  Vice President




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